                                                                   Exhibit 10.20

                                    SUBLEASE

     THIS SUBLEASE (this "Sublease") is dated for reference purposes as of February 1, 1999, and is made by and between Sequana Therapeutics, Inc. (dba Axys Pharmaceuticals, Inc.) a California corporation ("Sublessor"), and PPGx, Inc., a Delaware corporation ("Sublessee"). Sublessor and Sublessee hereby agree as follows:

     1. RECITALS: This Sublease is made with reference to the fact that ARE-11099 North Torrey Pines, LLC, a Delaware Limited Liability Company, successor in interest to Alexandria Real Estate Equities, Inc., formerly known as Health Science Properties, Inc., a Maryland corporation as landlord ("Master Lessor"), and Sublessor, as tenant, entered into that certain lease, dated as of November 20, 1995, as amended by a letter agreement dated November 20, 1995, a First Amendment to Expansion Lease dated October 1996, a Second Amendment to Expansion Lease dated May, 1997, and a Third Amendment to Expansion Lease dated August 24, 1998 (the "Master Lease"), with respect to premises consisting of approximately 60,056 rentable square feet of space located at 11099 North Torrey Pines Road, La Jolla, California (the "Demised Premises"). A copy of the Master Lease is attached hereto as EXHIBIT A.

     2. PREMISES: Sublessor hereby subleases to Sublessee and Sublessee hereby subleases from Sublessor, a portion of the Demised Premises consisting of approximately 4,500 rentable square feet known as Suite 100 (hereinafter, the "Subleased Premises"). The Subleased Premises are more particularly described on EXHIBIT B attached hereto.

     3. TERM: The term (the "Term") of this Sublease shall commence on the date hereof ("Commencement Date"), and shall terminate on the earliest to occur of (a) the date which is five (5) days prior to the expiration date of the Master Lease as provided in Section 2.1.7 (b) of the Master Lease (the "Expiration Date"), or (b) the date this Sublease is terminated pursuant to its terms, or (c) the date the Master Lease is terminated pursuant to its terms.

     4.   RENT:

          A. BASE RENT. Sublessee shall pay to Sublessor as the base rent for the Subleased Premises for each month during the Term the amount of Eight Thousand Six Hundred Twenty One and 55/100 Dollars ($8,621.55) per month ("Base Rent"), subject to the rental adjustment described below. Base Rent under this Sublease shall be adjusted on January 1 of each year to equal the Base Rent then payable by Sublessor under the Master Lease with respect to the Subleased Premises pursuant to Section 2.1.5, as adjusted by Section 6 of the Master Lease. Notwithstanding the foregoing, in the event Master Lessor refunds or abates any of the Rent (as defined in Section 4(B) below) with respect to the Subleased Premises under the Master Lease, Sublessor shall refund or abate Rent under this Sublease to the extent so refunded or abated by Master Lessor.

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Base Rent and Additional Rent as defined in Paragraph 4.B below, shall be paid on or before the first (1st day) of each month. Base Rent and Additional Rent for any period during the Term hereof which is for less than one (1) month of the Term shall be a pro rata portion of the monthly installment based on the actual number of days in such month. Base Rent and Additional Rent shall be payable without notice or demand and without any deduction, offset, or abatement, in lawful money of the United States of America. Base Rent and Additional Rent shall be paid directly to Sublessor at 180 Kimball Way, South San Francisco, California 94080, Attention: Chief Financial Officer, or such other address as may be designated in writing by Sublessor.

          B. ADDITIONAL RENT. All monies other than Base Rent required to be paid by Sublessee under this Sublease, including, without limitation any amounts payable by Sublessor to the Master Lessor with respect to the Subleased Premises as "Operating Expenses" (as defined in Section 7 of the Master Lease), shall be deemed additional rent ("Additional Rent"). Base Rent and Additional Rent hereinafter collectively shall be referred to as "Rent". Sublessee and Sublessor agree, as a material part of the consideration given by Sublessee to Sublessor for this Sublease, that Sublessee shall pay all costs, expenses, taxes, insurance, maintenance and other charges of every kind and nature arising during the Term in connection with the Subleased Premises such that Sublessor shall receive, as a net consideration for this Sublease, the Base Rent payable under Paragraph 4.A. hereof.

          C. TENANT IMPROVEMENTS. Sublessee shall also pay directly to Master Lessor all amounts (net of Master Lessor's contribution) due with respect to tenant improvements to the Subleased Premises.

     5.   INTENTIONALLY OMITTED

     6. HOLDOVER: In the event that Sublessee does not surrender the Subleased Premises by the Expiration Date in accordance with the terms of this Sublease. Sublessee shall indemnify, protect, defend and hold harmless Sublessor from and against all losses, costs, liabilities and damages resulting from Sublessee's delay in surrendering the Subleased Premises and pay Sublessor holdover rent as provided in Section 12 of the Master Lease.

     7. REPAIRS: The parties acknowledge and agree that Sublessee is subleasing the Subleased Premises on an "as is" basis, and that Sublessor has made no representations or warranties with respect to the condition of the Subleased Premises as of the Commencement Date except as set forth in this paragraph. Sublessor shall have no obligation whatsoever to make or pay the cost of any alterations, improvements or repairs to the Subleased Premises, including, without limitation, any improvement or repair required to comply with any law, regulation, building code or ordinance (including the Americans with Disabilities Act of 1990). Sublessee shall inform Sublessor of any repairs that are required to be performed by Master Lessor under the terms of the Master Lease and Sublessor shall in turn promptly inform Master Lessor of such repairs which shall remain Master Lessor's sole responsibility.

     8. ASSIGNMENT AND SUBLETTING: Sublessee may not assign this Sublease, sublet the Subleased Premises, transfer any interest of Sublessee therein or permit any use of the Subleased Premises by another party, except in strict accordance with Section 25 of the Master Lease, as incorporated herein.

     9. ATTORNMENT: In the event Master Lessor gives Sublessee notice that Sublessor is in default under the Master Lease, Sublessee shall thereafter make all payments otherwise due Sublessor under this Sublease directly to Master Lessor, which payments will be received by Master Lessor without any liability on Master Lessor except to credit such payment against those due under the Master Lease. Sublessor hereby agrees that Sublessee may rely on any such notice by Master Lessor, and Sublessee shall have no duty of inquiry with respect to the validity of the notice. Sublessee shall have no duty of inquiry with respect to the validity of the notice. Sublessee shall attorn to Master Lessor or its successors and assigns should the Master Lease be terminated for any reason; provided, however, that in no event shall Master Lessor or its successors or assigns be obligated to accept such attornment.

     10. USE: Sublessee may use the Subleased Premises only for wet laboratory biotechnology research, laboratory testing and analysis and office uses. Sublessee shall not use, store, transport or dispose of any hazardous material in or about the Subleased Premises except in strict accordance with the provisions of Section 41 of the Master Lease, as incorporated herein. Upon execution of this Sublease, Sublessee shall deliver to Sublessor for Sublessor's approval a list of all hazardous materials Sublessee plans to use in the Subleased Premises Sublessee shall comply with all reasonable rules and regulations promulgated from time to time by Sublessor and Master Lessor. Sublessor shall use reasonable efforts to cause Master Lessor to provide, at Sublessee's sole cost and expense, signage on the door of the Subleased Premises and the building directory tablet that is reasonably acceptable to Sublessee, Sublessor and Master Lessor.

     11. DELIVERY AND ACCEPTANCE: By taking possession of the Subleased Premises, Sublessee conclusively shall be deemed to have accepted the Subleased Premises in their as-is, then-existing condition, without any warranty whatsoever of Sublessor with respect thereto.

     12. IMPROVEMENTS. No alteration or improvements shall be made to the Subleased Premises, except in strict accordance with the provisions of
Section 17 of the Master Lease, as incorporated herein. Any alterations or improvements to the Subleased Premises shall be at Sublessee's sole cost and expense. Sublessor shall have no obligation whatsoever to make any alterations or improvements to the Subleased Premises.

     13. RELEASE AND WAIVER OF SUBROGATION: Sublessor and Sublessee hereby release each other to the extent provided in Section 21.7 of the Master Lease, as incorporated herein. Each party shall use its best efforts to cause each insurance policy obtained by it to provide that the insurer waives all right of recovery against the other party and its agents and employees in connection with any damage or injury covered by

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the policy, and each party shall notify the other party if it is unable to obtain a waiver of subrogation.

     14. INSURANCE: Sublessee shall obtain and keep in full force and effect, at Sublessee's sole cost and expense, during the Term, the insurance required to be carried by Sublessor, as tenant, under Section 21 of the Master Lease as incorporated herein.

     15. DEFAULT: Sublessee shall be in material default of its obligations under this Sublease if any of the following events occur:

          A. Sublessee fails to pay any Rent when due, when such failure continues for three (3) days after written notice from Sublessor to Sublessee that any such sum is due; or

          B. Sublessee fails to perform any term, covenant or condition of this Sublease (except those requiring payment of Rent) and fails to cure such breach within ten (10) days after delivery of a written notice specifying the nature of the breach; provided, however, that if more than ten (10) days reasonably are required to remedy the failure, then Sublessee shall not be in default if Sublessee commences the cure within the ten (10) day period and thereafter completes the cure within thirty (30) days after the date of the notice; or

          C. Sublessee commits any other act or omission which constitutes an event of default under the Master Lease.

     16. BROKER: Sublessor and Sublessee each represent to the other that they have dealt with no real estate brokers, finders, agents or salesmen in connection with this transaction. Each party agrees to hold the other party harmless from and against all claims for brokerage commissions, finder's fees or other compensation made by any other agent, broker, salesman or finder as a consequence of said party's actions or dealings with such agent, broker, salesman, or finder.

     17. NOTICES: Unless at least five (5) days' prior written notice is given in the manner set forth in this paragraph, the address of each party for all purposes connected with this Sublease shall be that address set forth below their signatures at the end of this Sublease. All notices, demands or communications in connection with this Sublease shall be (a) personally delivered; or (b) properly addressed and (i) submitted to an overnight courier service charges prepaid, or (ii) deposited in the mail (registered or certified, return receipt requested, and postage prepaid). Notices shall be deemed delivered upon receipt, if personally delivered, one (1) business day after being submitted to an overnight courier service and three (3) business days after mailing, if mailed or submitted as set forth above. All notices given to Master Lessor under the Master Lease shall be considered received only when delivered in accordance with the Master Lease.

     18.  OTHER SUBLEASE TERMS:

          A. INCORPORATION BY REFERENCE: Except as set forth below, the terms and conditions of this Sublease shall include all of the terms of the Master Lease and such terms are incorporated into this Sublease as if fully set forth herein, except that: (i) each reference in such incorporated sections to "Lease" shall be deemed a reference to "Sublease"; (ii) each reference to the "Demised Premises" shall be deemed a reference to the "Subleased Premises"; (iii) each reference to "Landlord" and "Tenant" shall be deemed a reference to "Sublessor" and "Sublessee", respectively, except as otherwise expressly set forth herein; (iv) with respect to work, services, repairs, restoration, insurance, indemnities, representations, warranties or the performance of any other obligation of Master Lessor under the Master Lease, the sole obligation of Sublessor shall be to request the same in writing from Master Lessor as and when requested to do so by Sublessee, and to use Sublessor's reasonable efforts (without requiring Sublessor to spend more than a nominal sum) to obtain Master Lessor's performance; (v) with respect to any obligation of Sublessee to be performed under this Sublease, wherever the Master Lease grants to Sublessor a specified number of days to perform its obligations under the Lease, except as otherwise provided herein, Sublessee shall have three (3) fewer days to perform the obligation, including, without limitation, curing any defaults; (vi) with respect to any approval required to be obtained from the "Landlord" under the Master Lease, such consent must be obtained from both Master Lessor and Sublessor, and the approval of Sublessor shall not be unreasonably withheld or delayed, but may be withheld if Master Lessor's consent is not obtained; (vii) in any case where the "Landlord" reserves or is granted the right to manage, supervise, control, repair or enter the Premises or any areas beneath, above or adjacent thereto, such reservation or grant of right of entry shall be deemed to be for the benefit of both Master Lessor and Sublessor; (viii) in any case where "Tenant" is to indemnify, release or waive claims against "Landlord", such indemnity, release or waiver shall be deemed to run from Sublessee to both Master Lessor and Sublessor; and (ix) in any case where "Tenant" is to execute and deliver certain documents or notices to "Landlord", such obligation shall be deemed to run from Sublessee to Sublessor.

     Notwithstanding the foregoing: (a) the following provisions are not incorporated herein: the introductory paragraph, the Recitals, Sections 1-6, 8.6, 9, 10.1 10.7 (except the first sentence), 11, 17.11 (the first sentence only), 24.11, 25.3, 31, 36.3, 37.3, 41.1 (the fifth through eighth sentences only), 43.11 and 44-46, and Exhibits A-C, F and H-J; (b) references in the following provisions to "Landlord" shall mean "Master Lessor": Sections 7.1,
14.1 (except the first two sentences), 15.3, 16.7 (the first sentence only), 16.8, 16.9, 17.6, 17.10, 18.1 (except the last reference), 18.2 (the first sentence only), 21.1, 21.2, 22, 23, 32 and 36; (c) references in the following provisions to "Landlord" shall mean "Master Lessor" or "Sublessor":
Sections 10.2, 13, 17.8, 17.9, 18.2 (fifth sentence only) and 19; (d) references in the following provisions to "Landlord" shall mean "Master Lessor" and "Sublessor": Sections 21.4, 21.6 and 35, (e) reference to "Tenant" in Section 7.1 shall mean "Sublessor"; and (f) references to "Tenant's Pro Rata Share" shall mean 7.5% (as may be adjusted by Master Lessor).

          B. SUBORDINATE: This Sublease is and at all times shall be subject and subordinate to the Master Lease and the rights of Master Lessor thereunder. In the event of a conflict between the provisions of this Sublease and the Master Lease, as between Sublessor and Sublessee, the provisions of this Sublease shall control.

     19. CONDITIONS PRECEDENT: This Sublease and Sublessor's and Sublessee's obligations hereunder are conditioned upon the written consent of Master Lessor. If Sublessor fails to obtain Master Lessor's consent within thirty
(30) days after execution of this Sublease by Sublessor, then Sublessor or Sublessee may terminate this Sublease by giving the other party written notice thereof, and Sublessor shall return to Sublessee its payment of the Security Deposit.

     20. SUBLESSOR INDEMNITY: Sublessor shall indemnify, defend, protect, and hold Sublessee harmless from and against all actions, claims, demands, costs, liabilities, losses, reasonable attorneys' fees, damages, penalties and expenses which may be brought or made against Sublessee or which Sublessee may pay or incur to the extent caused by (i) a breach of this Sublease or the Master Lease by Sublessor, (ii) the gross negligence or willful misconduct of Sublessor or its agents, officers, directors, invitees or guests or (iii) obligations of Sublessor which arise prior to the commencement date of this Sublease.

     21. EARLY TERMINATION / MODIFICATION OF MASTER LEASE: If the Master Lease should terminate prior to the expiration of this Sublease for any reason, Sublessor shall have no liability to Sublessee.


                      [THIS SPACE INTENTIALLY LEFT BLANK]

     22. STATUS OF LEASE: Sublessor hereby represents and warrants to Sublessee that (i) the Master Lease attached hereto as EXHIBIT A has been executed and delivered by Master Lessor and Sublessor and constitutes the entire agreement of the parties thereto relating to the lease of the Subleased Premises, (ii) no default or breach by Sublessor exists under the Master Lease, (iii) no event has occurred that, with the passage of time, the giving of notice, or both, would constitute a default or breach by Sublessor, and (iv) subject to receipt of Master Lessor's written consent hereto, Sublessor has the right and power to execute and deliver this Sublease and to perform its obligations hereunder.

IN WITNESS WHEREOF, the parties have executed this Sublease as of the day and year first above written.

SUBLESSOR:                              SUBLESSEE:


AXYS PHARMACEUTICALS, INC.,             PPGX, INC.,
a Delaware corporation                  a Delaware corporation


By: /s/ Frederick Ringseller            By: /s/ Natalie J. Warner
Name: Frederick Ringseller              Name: Natalie J. Warner
Its: Sr. VP & CFO                       Its: Chief Executive Officer & President

Address: 11099 North Torrey Pines Road  Address: 11099 North Torrey Pines Road
La Jolla, California 92037              La Jolla, California 92037
Attn: Chief Financial Officer           Attn:

                                [AXYS LETTERHEAD]


                                                                    July 1, 1999

Attn: Natalie J. Warner, M.D.
Chief Executive Officer and President
PPGx, Inc.
11099 N. Torrey Pines Rd.
Suite 100
La Jolla, CA 92037


Dear Dr. Warner:

         SUBLEASE AGREEMENT BETWEEN SEQUANA THERAPEUTICS, INC. (dba AXYS PHARMACEUTICALS, INC.) AND PPGX, INC. DATED FEBRUARY 1, 1999 ("AGREEMENT")

We refer to the Agreement and confirm that it is the mutual understanding of the parties to amend the Agreement as follows:

1. Section 2 will be amended to add an additional 1,601.6 rentable square feet as described in the attached Exhibit E. The Subleased Premises will be amended to consist of approximately 6,101.6 rentable square feet.

2.   Section 4(A), Base Rent will be amended to read $11,683.81 per month.

3.   Section 18(A)(f) "Tenant's Pro Rata Share" shall mean 10%.

4.   A Section 23 will be added as follows:

          SHARED AREAS: Sublessor shall have the non-exclusive right to use, in common with Sublessee, the areas shown on Exhibit E attached hereto. Sublessor's right to use the Shared Areas shall be limited to the right to ingress and egress the premises. Sublessor's use of the Shared Areas shall comply with all of Sublessee's reasonable rules and regulations and shall not impair Sublessee's operations more than reasonably necessary. Sublessor shall indemnify, defend, protect and hold harmless Sublessee from all damages, losses, costs, liabilities and claims arising from Sublessor's use of the Shared Areas, except to the extent due to the negligence or willful misconduct of Sublessee.

All other terms of the Agreement remain unchanged.

We are enclosing duplicate copies of this letter. If the above is acceptable to PPGx, please sign the copies on behalf of PPGx and return one fully signed copy to us for our records. This letter will constitute an amendment to the Agreement effective as of the date first set forth above.


Sincerely,

/s/ Daniel H. Petree

Daniel H. Petree
President, Chief Operating Officer



Accepted this ____ day of __________, 1999.
PPGx, Inc.

/s/ Natalie J. Warner, M.D.
-------------------------------------
Natalie J. Warner, M.D.
Chief Executive Officer and President

                                  "Exhibit E"

                                     [SUBLEASE FACILITY]

                                [AXYS LETTERHEAD]

                                                                November 8, 1999

Attn: Joshua Baker
Chief Executive Officer and President
PPGx, Inc.
11099 N. Torrey Pines Rd., Suite 100
La Jolla, CA 92037


Dear Mr. Baker:


SUBLEASE AGREEMENT BETWEEN AXYS PHARMACEUTICALS, INC. (SUCCESSOR IN INTEREST TO SEQUANA THERAPEUTICS, INC.) AND PPGX, INC. DATED FEBRUARY 1, 1999, AS AMENDED
                                 ("AGREEMENT")

We refer to the Agreement and confirm that it is the mutual understanding of the parties to amend the Agreement as follows:

1. Section 2 will be amended to add an additional 7,897 rentable square feet as described in the attached Exhibit E. The Subleased Premises will be amended to consist of approximately 13,998.6 rentable square feet.

2. Section 4(A), Base Rent will be amended to read $26,765.32 per month which is $1.91 per sq. ft.

3.   Section 18(A)(f) "Tenant's Pro Rata Share" shall mean 23.3%

All other terms of the Agreement remain unchanged. We are enclosing six copies of this letter. If the above is acceptable to PPGx, please sign the copies on behalf of PPGx and return five fully signed copies to us for our records. This letter will constitute an amendment to the Agreement, effective January 1, 1999.


Sincerely,

/s/ Daniel H. Petree

Daniel H. Petree
President, Chief Operating Officer


Accepted this 11 day of November, 1999.
PPGx, Inc.

/s/ Joshua Baker
-------------------------------------
Joshua Baker
Chief Executive Officer and President

                                  "Exhibit E"

                                     [SUBLEASE FACILITY]